EXHIBIT 10.20

CONSULTING AGREEMENT

CONSULTING AGREEMENT (this “Agreement”), made and entered into as of the 13th day of May, 2010, by and between SSGI, Inc., a Florida corporation (the “Company”), and Bobby L. Moore, Jr., an individual resident of the State of Florida (“Consultant”).

WITNESSETH:

WHEREAS, the Company desires to retain Consultant to render consulting and advisory services for the Company on the terms and conditions set forth in this Agreement, and Consultant desires to be retained by the Company on such terms and conditions.

NOW THEREFORE, in consideration of the premises, the respective covenants and commitments of the Company and Consultant set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Consultant agree as follows:

1.           Retention of Consultant; Services to be Performed. The Company hereby retains Consultant to render such business, management, advisory and transition services (including attendance at management and Board of Director meetings) as the Company may request from time to time, up to a maximum of (a) 80 hours per month during the first one hundred and twenty (120) days of the term of this Agreement (the “Transition Period”), and (b) 40 hours per month after the Transition Period; provided, however, that, during the Transition Period, Consultant’s services shall be limited to making and receiving phone calls, attending meetings locally, and providing general counseling to the Company with respect to the existing customer, vender and other relationships of B & M Construction Co., Inc., a Florida corporation (“B & M”), and the overall integration of B & M with and into the Company.  Consultant hereby accepts such engagement and agrees to perform such services for the Company upon the terms and conditions set forth in this Agreement.  During the term of this Agreement, Consultant shall devote such of his business time, attention, skill and energy to the business of the Company as is necessary to adequately perform his services hereunder. During the term of this Agreement, Consultant shall report to the President of the Company.

2.           Term. Unless terminated at an earlier date in accordance with Section 6 of this agreement, the term of this Agreement shall commence on the date of this Agreement and shall continue for a continuous term of eighteen (18) months thereafter.  After the initial 18-month term of this Agreement, this Agreement shall continue on a month-to-month basis until either party notifies the other party of such party’s desire not to so continue the term of this Agreement.

3.           Compensation. As compensation in full for Consultant’s services hereunder, the Company shall pay to Consultant a consulting fee at a rate of $400 per hour of service rendered to the Company (subject to a maximum of $3,200 per day, regardless of how many hours of service provided during that day). The consulting fee shall be payable to Consultant monthly in arrears upon presentment to the Company of a monthly invoice specifying (a) the number of hours of services provided by Consultant during such month, (b) the days on which such services were provided, and (c) a brief description of the services provided on each day of such month.  Each such invoice shall be paid within ten (10) days of the Company’s receipt thereof.  Notwithstanding the foregoing, during the Transition Period, Consultant shall provide services hereunder without compensation or other remuneration and shall not invoice the Company for such services provided.

4.           Expenses. Consultant shall be reimbursed by the Company for any out-of-pocket expenses that are reasonably incurred by Consultant in performing his duties under this Agreement, subject to the presentment by Consultant to the Company of appropriate receipts and expense reports.

5.           Protection of Trade Secrets, Know-How and/or Other Confidential Information of the Company.

(a)          Confidential Information. Except as permitted or directed by the Company’s Board of Directors, during the term of this Agreement or at any time thereafter Consultant shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company which Consultant has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his engagement by the Company, whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. Consultant acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this Agreement, Consultant will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Consultant.

 (b)         Copyrightable Material. All right, title, and interest in all copyrightable material which Consultant shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material.  Consultant agrees to execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries.  Where applicable, works of authorship created by Consultant for the Company in performing his responsibilities under this Agreement shall be considered “works made for hire” as defined in the U.S. Copyright Act.

(c)          Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by Consultant which arises out of the performance of his obligations or responsibilities under this Agreement or any related material or information shall be the property of the Company, and all rights therein are by this agreement assigned to the Company.

6.           Termination. Notwithstanding any contrary provision contained elsewhere in this Agreement, this Agreement and the rights and obligations of the Company and Consultant hereunder (other than the rights and obligations of the parties under Section 5) shall be terminated upon the occurrence of any of the following events:

(a)	Immediately in the event of Consultant’s death; or

(b)	Immediately in the event that Consultant becomes disabled so that he is unable to render his normal services under this Agreement for a continuous period of thirty (30) days.

In the event this Agreement is terminated pursuant to this Section 6 prior to the expiration of the term hereof, Consultant shall be entitled to receive his consulting fees earned through the date of termination, but all other rights to receive consulting fees or other remuneration hereunder shall terminate on such date.

7.           Miscellaneous.

(a)          Assignment.  This Agreement and the rights and obligations of the parties hereunder shall not be assignable, in whole or in part, by either party without the prior written consent of the other party.

(b)          Governing Law; Exclusive Jurisdiction and Venue. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF FLORIDA AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SAID STATE. Each of the Company and Consultant (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of Florida and the courts of the State of Florida located in Palm Beach County, Florida, for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that he or it is not personally subject to the jurisdiction of any such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

(c)          Entire Agreement. This Agreement evidences the entire understanding and agreement of the parties hereto relative to the consulting arrangement between Consultant and the Company and the other matters discussed herein. This Agreement supersedes any and all other agreements and understandings, whether written or oral, relative to the matters discussed herein.  This Agreement may only be amended by a written document signed by both Consultant and the Company.

(d)          Injunctive Relief. Consultant acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by Consultant of the provisions of Section 5 of this Agreement.  Accordingly, in the event of any actual or threatened breach of such provisions, the Company shall (in addition to any other remedies that it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.

(e)          Severability. To the extent any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  In furtherance of and not in limitation of the foregoing, Consultant expressly agrees that should the duration of or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered. Consultant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(f)          Status of Consultant. In rendering services pursuant to this Agreement, Consultant shall be acting as an independent contractor and not as an employee or agent of the Company.  As an independent contractor, Consultant shall have no authority, express or implied, to commit or obligate the Company in any manner whatsoever, except as specifically authorized from time to time in writing by an authorized representative of the Company, which authorization may be general or specific. Nothing contained in this Agreement shall be construed or applied to create a partnership. Consultant shall be responsible for the payment of all federal, state or local taxes payable with respect to all amounts paid to Consultant under this Agreement; provided, however, that if the Company is determined to be liable for collection and/or remittance of any such taxes, Consultant shall immediately reimburse the Company for all such payments made by the Company.

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IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the date set forth in the first paragraph.

SSGI, INC.

By:	/s/ Larry M. Glasscock
Larry M. Glasscock, Chief Executive Officer

/s/ Bobby L. Moore, Jr.
Bobby L. Moore, Jr.